UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2008

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 23, 2008, AeroGrow International, Inc. (the “Company”) entered into a Loan and Security Agreement with FCC, LLC, d/b/a First Capital (“FCC”) (the “FCC Loan Agreement”) for a revolving credit facility in the amount of $12,000,000 (the “Revolving Credit Facility”).  Under the FCC Loan Agreement, availability of the Revolving Credit Facility is subject to the Company’s compliance with customary negative covenants relating to minimum tangible net worth, debt to tangible net worth ratios, and minimum earnings to debt service ratios.

As of June 30, 2008, the Company was not in compliance with the covenants regarding minimum tangible net worth and the ratio of debt to tangible net worth.  On July 31, 2008, the Company and FCC entered into a First Amendment to Loan and Security Agreement (the “Amendment”), which re-set the covenant levels for June 30, 2008, and future periods, thus waiving the Company’s non-compliance as of June 30, 2008.  The Amendment also temporarily reduced certain restrictions on the Company’s ability to borrow against inventory, and increased the interest rate to prime plus 3.5%.  The Company paid FCC $25,000 as consideration for entering into the Amendment, and further agreed to pay FCC a one-time fee of $10,000 if the Company borrows against inventory over a certain threshold.  A copy of the Amendment is included as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit No.	Description
10.1	First Amendment to Loan and Security Agreement between the Company and FCC, LLC d/b/a/ First Capital, dated July 31, 2008.

           Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

By: /s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer

DATED:  August 6, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Loan and Security Agreement between the Company and FCC, LLC d/b/a/ First Capital, dated July 31, 2008.